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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY


All Star Gas Inc. of Arizona
All Star Gas Inc. of Arkansas
All Star Gas Inc. of Colorado
All Star Gas Inc. of Missouri
All Star Gas Inc. of Wyoming
Red Top Gas Inc.
     Ellington Propane Inc.
Utility Collection Corporation
All Star Gas Field Services Corporation
All Star Development Corporation
All Star Development LLC
All Star Gas Transports Inc.
All Star Energy Services Inc.
Empire Underground Storage Inc.
All Star Gas Inc. of California
All Star Gas Inc. of Arma
All Star Gas Inc. of Louisiana
All Star Gas Inc. of Michigan
All Star Gas Inc. of North Carolina
All Star Gas Inc. of Texas
All Star Gas Inc. of Washington
All Star Gas Inc. of Indiana
All Star Gas Inc. of Nevada
All Star Gas Inc. of Jacksonville
All Star Gas Inc. of South Carolina